Exhibit 99.1

NEWS RELEASE

Contacts:	Trey Stolz,
Director, Investor Relations
Basic Energy Services, Inc.
817-334-4100

BASIC ENERGY SERVICES ANNOUNCES LEADERSHIP CHANGES

FORT WORTH, Texas - September 13, 2019 - Basic Energy Services, Inc. (NYSE: BAS) (“Basic” or the “Company”) today announced that T.M. “Roe” Patterson, the Company’s President and Chief Executive Officer and a member of its board of directors (the “Board”), notified the Company that he plans to transition away from the Company to pursue other business opportunities.

The Company has begun an executive search for a new Chief Executive Officer. Mr. Patterson will continue to serve as President and Chief Executive Officer of Basic, and as a member of the Board, while the Company conducts a search for his successor, and will remain with Basic in an advisory capacity for a period of time after his replacement is chosen to facilitate an orderly transition. Once his successor is chosen, Mr. Patterson will resign from his position on the Board as well.

Additionally, the Company announced that Julio Quintana, a current independent director of the Company, will take on the additional role of Chairman of the Board, effective September 13, 2019. Mr. Quintana became a member of the Board in 2016. Timothy Day, who has served as a member of the Board and Chairman since 2016, will continue to serve as a director of the Company and as chair of the Compensation Committee of the Board.

Mr. Patterson stated, “My past fourteen years with Basic have been both personally and professionally rewarding. Having successfully guided the Company through a successful restructuring and putting together a terrific management team, I feel that I’m leaving Basic in good hands while I pursue other interests. I have thoroughly enjoyed working with the members of the Basic team, and, as a significant continuing stockholder, look forward to this next chapter in the Basic story.”

“On behalf of the entire Board, I want to thank Roe for his many years of dedicated service to Basic,” said Julio Quintana, Basic’s Chairman of the Board of Directors. “I also want to thank Tim for his service and contributions as Chairman of the Board, and I look forward to continuing to work with him and the rest of the Board to guide the Company in the future.”

Exhibit 99.1

About Basic Energy Services

Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating areas. The Company’s operations are managed regionally and are concentrated in major United States onshore oil producing regions located in Texas, New Mexico, Oklahoma, Arkansas, Kansas, Louisiana, Wyoming, North Dakota, California and Colorado. Our operations are focused on liquids-rich basins that have historically exhibited strong drilling and production economics in recent years. Specifically, we have a significant presence in the Permian Basin and the Bakken, Eagle Ford, and Denver-Julesburg shales. We provide our services to a diverse group of over 2,000 oil and gas companies. Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com.
Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “anticipate,” “project,” “intend,” “seek,” “could,” “should,” “may,” “potential” and similar expressions are intended to identify forward-looking statements. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic’s ability to execute, manage and integrate acquisitions successfully, (iii) changes in our expenses, including labor or fuel costs and financing costs, (iv) continued volatility of oil or natural gas prices, and any related changes in expenditures by our customers, and (v) competition within our industry. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2018 and subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

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